Exhibit 99.1

Neurotrope Initiates Phase 2a Study of Bryostatin for the Treatment of Alzheimer’s Disease – Doses First Patients

Plantation, FL – July 29, 2014 – Neurotrope, Inc. (OTCQB: NTRP) announced today that it has initiated a Phase 2a clinical trial to evaluate bryostatin for the treatment of patients with Alzheimer’s disease (AD). Bryostatin is a potent modulator of the enzyme protein kinase C epsilon (PKCe). In preclinical in vivo models, this effect has been shown to play an important role in slowing or reversing AD and restoring cognition, memory and motor skills. The top-line analysis of this study is expected to be reported by the end of the first quarter of 2015.

“Advancing the clinical development of bryostatin in patients with AD is a significant milestone for Neurotrope,” stated Charles S. Ramat and Paul Freiman, the Company’s Co-Chairmen and Co-Chief Executive Officers. “We believe bryostatin may restore synaptic structures and functions damaged by AD, leading to improvements in cognition and memory, thereby improving quality of life in AD patients. With 36 million people worldwide estimated to have AD, there is significant commercial potential for a new therapeutic that is effective in delaying the progression of the disease.”

In this randomized, double-blind, placebo-controlled, single dose study, a total of 15 patients will be enrolled. Ten patients will be randomized to receive bryostatin by injection and five will receive a matching placebo control. The primary objective of the clinical trial will be to assess the safety and tolerability of a single dose of bryostatin in the treatment of patients with AD. The secondary objectives of the study are the preliminary evaluation of the efficacy of a single dose of bryostatin in the treatment of patients with AD, its pharmacokinetics and pharmacodynamics and to correlate the changes in PKCe with plasma levels of bryostatin and with improvement in cognitive function.

Bryostatin is a natural product produced by a marine invertebrate organism called Bugula neritina and is isolated from organic matter harvested from the ocean. Several variations of this complex product have been developed in recent years in several academic chemistry laboratories, including bryostatin derivatives being developed through an exclusive license with Stanford University and the existing license agreement with the Blanchette Rockefeller Neurosciences Institute (BRNI). These approaches may represent alternative sources of drug supply.

About Neurotrope

Neurotrope was formed in October 2012 principally to license, develop and commercialize various novel therapeutic and diagnostic technologies from BRNI. Neurotrope’s pipeline, under its license from BRNI, includes the drug candidate, bryostatin, for the treatment of Alzheimer’s disease; and a minimally invasive, diagnostic biomarker analysis system which would assess the presence of Alzheimer’s in patients. As stated above, the Company has initiated a Phase 2a clinical trial for the AD indication.

In addition, Neurotrope has a world-wide, exclusive license agreement with the Icahn School of Medicine at Mount Sinai to utilize its proprietary information and data package for the use of Bryostatin-1 in the treatment of Niemann-Pick Type C Disease, a rare disease, mostly of children, who are afflicted with Alzheimer-like symptoms. Also, the Company, under its BRNI license, has rights to pursue treatments for a number of orphan diseases, including Fragile X Syndrome.

The Company’s preclinical and clinical efforts are focused on the development of conventional small molecules that are extraordinarily potent in the activation of the enzyme PKCe, which has been shown to play a central role in the regrowth or repair of nervous tissues, cells or cell products.

Please visit www.neurotropebioscience.com for further information.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements include expectations for top-line analysis of study results, beliefs concerning the benefits of treatment, and availability of future supply of the drug, and may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of commercially viable pharmaceuticals, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014. The Company does not undertake to update these forward-looking statements.

For additional information, please contact:

Robert Weinstein

Chief Financial Officer

(914) 295-2765

rweinstein@neurotropebioscience.com

www.neurotropebioscience.com